Exhibit 99.1

BWAY Parent Company, Inc. Announces Receipt of Requisite Consents

and Expiration of Consent Solicitation

Atlanta, Georgia — November 2, 2012 — BWAY Parent Company, Inc. (the “Company”) announced today that the requisite holders of the Company’s 10.125%/10.875% Senior PIK Toggle Notes due 2015 (CUSIP No. 12429WAB3) (the “Notes”) had consented to the proposed amendments to the indenture governing the Notes (the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated October 16, 2012 (the “Statement”).

As of 5:00 p.m., New York City time, on November 2, 2012 (the “Consent Time”), the Company had received valid consents in respect of a majority in aggregate principal amount of the outstanding Notes. Accordingly, the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into a supplemental indenture reflecting the Proposed Amendments. Subject to the terms and conditions set forth in the Statement, the Company will pay eligible holders who have validly tendered and not revoked their Notes on or prior to the Consent Time a cash payment equal to $1,056.25 per $1,000 aggregate principal amount of Notes (the “Total Consideration”). The Total Consideration consists of (i) $1,046.25 per $1,000 principal amount of the Notes for which Notes were validly tendered and unrevoked in the related tender offer (the “Tender Offer Consideration”) and (ii) $10.00 per $1,000 principal amount of the Notes for which consents to the Proposed Amendments were validly delivered and unrevoked as of the Consent Time. Holders who validly tender their Notes after the Consent Time but at or prior to the Expiration Time (as defined in the Statement) will only be eligible to receive Tender Offer Consideration.

The Total Consideration and the Tender Offer Consideration, as applicable, will only be payable upon the closing of the Merger (as defined in the Statement) and the satisfaction of other conditions set forth in the Statement. The Proposed Amendments will not become operative until immediately prior to when the Merger is consummated and shall cease to be operative if the Merger is not consummated or payment of the Total Consideration or the Tender Offer Consideration, as applicable, is not made.

Persons with questions regarding the tender offer or consent solicitation should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-3646 (collect), who serves as the dealer manager in the tender offer and the solicitation agent in the consent solicitation, or the information agent, Global Bondholder Services Corporation at (866) 389-1500 (toll free) or (212) 430-3774 (collect).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the proposed amendment or any securities. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About BWAY Corporation

BWAY Corporation is a leading North American supplier of general line rigid containers. The Company operates 22 plants throughout the United States and Canada serving industry leading customers on a national basis.

Contacts

Jeffrey M. O’Connell

Phone: (770) 645-4800